Exhibit 10.3
RELEASE AND SEVERANCE AGREEMENT
The parties to this Release and Severance Agreement (the “Agreement”) are Catherine Eckstein (“Employee”) and Insight Enterprises, Inc. (the “Company”).
RECITALS
A.	Employee’s employment by Company commenced on July 1, 2004 and terminates on July 18, 2008.
B.	Company is terminating Employee’s employment effective July 18, 2008.
C.	The parties hereto wish to settle and compromise fully and finally any and all claims arising between them including, but not limited to, those arising out of Employee’s employment and the termination of that employment, on the terms and conditions set forth herein.
D.	Employee represents that Employee is forty (40) years of age or older.
E.	Employee acknowledges receipt of disclosures regarding eligibility for and the ages and job titles of individuals who were and were not selected for this program.
AGREEMENTS
In consideration of the mutual promises in this Agreement, it is agreed as follows:
1. Termination. Employee agrees that Employee’s employment with the Company terminates on July 18, 2008.
2. Recitals. The parties hereby acknowledge the correctness and accuracy of the foregoing recitals.
3. Payment and Other Benefits. Under the terms of Employee’s Employment Agreement with the Company, including section 6, Employee is entitled to receive a severance payment in the event her employment is involuntarily terminated. In the absence of this Agreement, the provisions of Employee’s Employment Agreement would need to be amended by December 31, 2008 to either comply with Section 409A of the Internal Revenue Code (the “Code”) or qualify for an exception to the requirements of Section 409A. Effective immediately, Section 6(c) and Section 6(d) of the Employment Agreement are amended, restated and replaced by the provisions of this Section 3. The provisions of this Section 3, like the provisions of Section 6(c) and Section 6(d) of the Employment Agreement, are intended to fit within the short-term deferral exception to Section 409A as described in Treas. Reg. § 1.409A-1(b)(4).

(a) Within ninety (90) days of the receipt of this signed Agreement and expiration of the revocation period referenced in Section 7 of this Agreement, the Company will tender to Employee a check for severance pay in the amount of $295,000 (gross, less required and authorized withholdings).
(b) Within ninety (90) days of the receipt of this signed Agreement and expiration of the revocation period referenced in Section 7 of this Agreement, and as further consideration, Company will pay Employee one times the annual target compensation as identified under the 2008 Executive Incentive Compensation Plan (the “IC Plan”). Identified annual target compensation is equal to $205,000 (gross, less required and authorized withholdings).
(c) Employee shall also be eligible for outplacement assistance for a period of up to six (6) months with Lee Hecht Harrison. To receive outplacement assistance, Employee must contact Lee Hecht Harrison and begin using such assistance within sixty (60) days of termination. The Company’s provision of outplacement assistance under this Section 3(c) also may be subject to Section 409A of the Code. The Company intends that the Company’s payment for outplacement services pursuant to this Section 3(c) will comply with the exception to Section 409A for reimbursements and certain other separation payments described in Treas. Reg. § 1.409A-1(b)(9)(v). Accordingly, Employee will not incur any expenses in connection with the outplacement services after the expiration of the six (6) month period described in this Section 3(c) and all reimbursements for such expenses will be made before December 31, 2009.
4. Acknowledgement of Consideration. Employee understands and agrees that Employee is receiving the payment and benefits described in Section 3 in exchange for this Agreement and that the payments and benefits called for by Section 3 exceed those Employee would be entitled to receive in the absence of this Agreement. The Company will pay Employee wages and accrued and untaken vacation pay through Employee’s last day of employment without regard to whether Employee executes this Agreement. Employee acknowledges that she is receiving benefits under this Agreement and Employee hereby waives any and all benefits which may be due pursuant to Employee’s Employment Agreement.
5. Release, Representations and Acknowledgments.
(a) Employee understands and agrees that whenever the term “Insight” is used in this Agreement, it refers to the Company and its parent, subsidiaries and affiliates, and the officers, directors, shareholders, agents, predecessors, successors, assigns, and current and past employees of each and all of the foregoing (“Insight”). Employee, for herself and, as applicable, Employee’s respective agents, attorneys, successors, and assigns, hereby fully, forever, irrevocably, and unconditionally releases Insight from any and all claims, charges, complaints, liabilities, and obligations of any nature whatsoever, which Employee may have against Insight, whether now known or unknown, and whether asserted or unasserted, arising from any event or omission occurring prior to execution of this Agreement.

Without limiting the foregoing, this release includes any and all claims arising out of or which could arise out of the employment relationship between Employee and Insight and the termination of that employment, including but not limited to: (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Equal Pay Act, the Family Medical Leave Act, ERISA, COBRA, the Worker Adjustment and Retraining Notification Act, the Arizona Civil Rights Act, other state and local civil rights laws, Arizona wage payment laws and any similar laws in other states; (ii) any and all Executive Orders (governing fair employment practices) which may be applicable to Insight; and (iii) any other provision or theory of law. This release may be pled as a complete bar and defense to any claim brought by Employee with respect to the matters released in this Agreement. This release does not waive claims that may arise after the date this Agreement is signed.
(b) Employee acknowledges and agrees that the consideration Employee is receiving under this Agreement is sufficient consideration to support the release of all entities identified in this section 5, and that said consideration (other than wages and accrued and untaken vacation pay) is in addition to anything of value to which Employee is already entitled.
(c) Employee acknowledges and agrees that Employee is not aware of any facts or circumstances that could be the basis for a valid claim or charge of discrimination or harassment against Insight. Employee represents and warrants that there are no administrative charges with government agencies known to Employee pending against Insight. Employee agrees that Employee has not filed, or caused to be filed, any claim or charge with any adjudicative body, regulatory body, or agency arising out of Employee’s employment or the termination of that employment.
(d) Employee acknowledges and agrees that Employee has been granted any FMLA leave to which Employee was entitled and has not been subjected to any discrimination or retaliation for using FMLA leave.
(e) Employee acknowledges and agrees that Employee has received all monies owed Employee for Employee’s employment with Insight and has not been subjected to any discrimination or retaliation for raising any issues regarding compensation issues.
6. Review. Employee acknowledges receipt of this Agreement on Employee’s last day of employment with the Company and has been advised that she has up to forty-five (45) calendar days from Employee’s last day of Employment to execute and return the Agreement to the Company. Employee shall not execute the agreement prior to the last day of employment and any execution prior to such date shall not be valid until the last day of employment. To accept the offer in this Agreement, Employee must sign and return the Agreement to the Company, within the forty-five (45) day period, at the following address: Insight, 6820 South Harl Avenue, Tempe, AZ 85823 Attention: Gary Glandon.

7. Revocation. Employee may revoke this Agreement for a period of seven (7) days after Employee signs it. Employee agrees that if Employee elects to revoke this Agreement, Employee will notify Gary Glandon at the Company (at the above address) in writing on or before the expiration of the revocation period. Receipt by the Company of proper and timely notice of revocation from Employee cancels and voids this Agreement. Provided that Employee does not provide a notice of revocation, this Agreement will become effective upon expiration of the revocation period.
8. Return of Company Property. Employee represents that Employee has made a diligent search and has already returned to the Company all Company documents (in electronic, paper or any other form as well as all copies thereof) and other Company property that Employee has had in Employee’s possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property including, but not limited to, computers, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company. Employee agrees to make a diligent search for all such Company property and to return any property not previously returned to the Company within five (5) days of execution of this Agreement. Employee further agrees to provide to the Company, within five (5) days of execution of this Agreement, with a computer-useable copy of any Company confidential or proprietary data, materials or information received, stored, reviewed, prepared or transmitted on any personal computer, server, or e-mail system, to the extent the same may be retrieved from such computers, servers and e-mail system, and, then, to delete such Company confidential or proprietary information from those computers, servers and e-mail systems. The Company agrees to allow the Employee to retain the laptop computer assigned to her after a review by the Company and deletion of Company related material by the Company’s internal IT department. The Company will also permit the Employee to retain her Blackberry device and agrees to cooperate with the employee in porting the Employee’s Blackberry phone number to an account for which the Employee, and not the Company, is responsible.
9. Confidentiality. Employee agrees that Employee will keep the terms and fact of this Agreement confidential. Employee will not disclose the existence of this Agreement or any of its terms to anyone except Employee’s attorneys or accountants, unless required by law.
10. Fees and Costs. In the event of any litigation arising under this Agreement, the parties agree that the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.
11. Severability. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

12. Acknowledgement. Employee acknowledges that Employee is herein being advised to consult with an attorney prior to executing this Agreement. Employee represents and agrees that Employee has read and fully understands all of the provisions of this Agreement, and that Employee is voluntarily entering into this Agreement with a full and complete understanding of all of its terms. Employee further acknowledges and agrees that Employee has been provided with statistical data on the persons eligible for the benefits being offered to Employee.
13. Integration. This Agreement constitutes the entire agreement between the parties, supersedes all oral negotiations and any prior and other writings with respect to the subject matter of this Agreement and is intended by the parties as the final, complete and exclusive statement of the terms agreed to by them. NOTWITHSTANDING THE FOREGOING, Employee acknowledges and agrees that this Agreement does not limit, modify, amend, or supersede, in any way, Employee’s obligations to abide by any agreement Employee signed with the Insight regarding the treatment of confidential or proprietary information of Insight and/or containing any restrictive covenants.
14. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.
15. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.
16. Successors and Assigns. This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the parties.
17. Non-Admission. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Employee, and the Company specifically denies the commission of any wrongful acts against Employee. Employee acknowledges that Employee has not suffered any wrongful treatment by the Company.

Insight Enterprises, Inc.:	Employee:

By:

/s/ Gary M. Glandon	/s/ Catherine W. Eckstein
Name	Employee Name

Chief People Officer
Title

8/1/08	7/31/08
Date	Date

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